Exhibit 99.1
FOR IMMEDIATE RELEASE
FedEx Changes Name of FedEx Kinko’s to FedEx Office,
Will Record $891 Million Fourth Quarter Charge
Board of Directors raises quarterly dividend by 10 percent
MEMPHIS, Tenn., June 2, 2008 ... FedEx Corporation (NYSE: FDX) today announced it will change the name of FedEx Kinko’s, the world’s leading provider of document solutions and business services, to FedEx Office.
Along with the strategic decision to minimize the use of the Kinko’s trade name, FedEx said it will record a charge of approximately $891 million ($696 million, net of tax, or $2.22 per diluted share) in its fiscal fourth quarter, which ended May 31. This charge relates predominately to one-time, non-cash impairment charges associated with the decision about the use of the Kinko’s trade name and goodwill resulting from the Kinko’s acquisition.
The components of the charge are as follows (in millions):

Trade name	$515
Goodwill	367
Other	9

Total	$891

The charge was not included in the latest earnings guidance, issued on May 9. FedEx will announce earnings results on June 18 for the fourth quarter and fiscal year 2008.
The FedEx Office name better describes the wide range of services available at its retail centers and takes full advantage of the FedEx brand — long recognized for excellent customer service, quality and reliability. The centers will be rebranded during the next several years. The goodwill impairment charge reflects a decline in the current fair value of the FedEx Office unit in light of current economic conditions, the unit’s recent and forecasted performance and the decision to reduce the rate of store expansion.
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“Kinko’s was primarily a copy and print-service provider when it was acquired in 2004,” said Brian D. Philips, president and chief executive officer of FedEx Office. “The name FedEx Office more accurately represents our broader role of providing superior information and services through our company-owned, digitally connected locations around the world. We are a back office for small businesses and a branch office for medium to large businesses and mobile professionals.”
In May, Philips was named president and chief executive officer of FedEx Office. The unit’s senior management team was reduced and restructured to better support execution of the company’s strategy and to control costs. Earlier this year, the company reduced future capital commitments by slowing the rate of expansion from about 300 locations in fiscal year 2008 to about 70 in fiscal 2009.
These changes at FedEx Office are the latest in a series of moves designed to more sharply focus the division on profitable core revenue growth and incremental shipping volume, which contributes about $1 billion of revenues annually to FedEx Express and FedEx Ground.
In another action today, the FedEx Board of Directors declared a quarterly cash dividend of $0.11 per share on FedEx Corporation common stock, an increase of $0.01, or 10 percent, per share over the previous dividend payment. The dividend is payable July 1, 2008 to stockholders of record at the close of business on June 13, 2008.
About FedEx Office
FedEx Office is the world’s leading provider of document solutions and business services. The Dallas-based company has a global network of about 1,900 digitally-connected locations in 11 countries. FedEx Office offers access to copying and digital printing, professional finishing, document creation, Internet access, computer rentals, videoconferencing, signs and graphics, notary, direct mail, office products, Web-based printing, and the full range of FedEx day-definite ground shipping and time-definite global express shipping services. For more information, please visit www.fedex.com.
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About FedEx
FedEx Corp. (NYSE: FDX) provides customers and businesses worldwide with a broad portfolio of transportation, e-commerce and business services. With annual revenues of $37 billion, the company offers integrated business applications through operating companies competing collectively and managed collaboratively, under the respected FedEx brand. Consistently ranked among the world’s most admired and trusted employers, FedEx inspires its more than 290,000 employees and contractors to remain “absolutely, positively” focused on safety, the highest ethical and professional standards and the needs of their customers and communities. For more information, visit http://news.fedex.com.
Media Contact: Jess Bunn 901-818-7463
Investor Contact: Mickey Foster 901-818-7468
Home Page: fedex.com
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